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                                                                     Exhibit 8.1



                   [LETTERHEAD OF PILLSBURY MADISON & SUTRO]


                                 June __, 1998



Paradigm Technology, Inc.
694 Tasman Drive
Milpitas, California 95035


Re:  Registration Statement on Form S-4


Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-4 (the "Registration Statement") being filed by Paradigm Technology, Inc., a Delaware corporation ("Paradigm"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of Paradigm common stock, par value $0.01 per share, to be issued incident to the merger described in the Registration Statement (the "Merger") of Paradigm Enterprises, Inc., a Delaware corporation and wholly owned subsidiary of Paradigm, with and into IXYS Corporation, a Delaware corporation, in our opinion the discussion under the caption "The Merger Proposal and Issuance Proposal --Material Federal Income Tax Consequences" in the Registration Statement sets forth the material United States federal income tax considerations generally applicable to the Merger and the discussion under the caption "The Reverse Stock Split Proposal-- Material Federal Income Tax Consequences" in the Registration Statement sets forth the material United States federal income tax consequences of the Paradigm reverse stock split described in the Registration Statement.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Registration Statement and in the Prospectus included therein.

                                           Very truly yours,

                                           PILLSBURY MADISON & SUTRO LLP